Exhibit 10.1

Disney Key Employees Retirement Savings Plan

Effective as of January 1, 2012

Contents

Article 1. Introduction	1
1.1 Background and History	1
1.2 Purpose of the Plan	1
1.3 Status of the Plan	1

Article 2. Definitions and Construction	3
2.1 Definitions	3
2.2 Gender and Number	8
2.3 Headings	8
2.4 Requirement to Be in “Written Form”	8
2.5 Severability	9
2.6 Applicable Law	9

Article 3. Participation and Vesting	10
3.1 Participation	10
3.2 Duration	10
3.3 Transfers	10
3.4 Vesting	10

Article 4. Participant Accounts	12
4.1 Participant Accounts	12
4.2 Determination of Credits to Participant Accounts	12
4.3 Hypothetical Investment of Accounts	13

Article 5. Distribution of Participant Accounts	14
5.1 General	14
5.2 Time of Payment	14
5.3 Amount and Form of Payment	14

Article 6. Rehires and Other Special Situations	16
6.1 Effect and Applicability	16
6.2 Code Section 409A Aggregation Rules	16
6.3 Effect of Rehire or Return to Work After Separation from Service	16
6.4 Additional Contribution Credits Following a Change in Control	17
6.5 Permissible Delays or Accelerations	17

Article 7. Death Benefit	18
7.1 Amount of Death Benefit	18
7.2 Time and Form of Payment for Death Benefit	18

i

Article 8. Financing and Administration	19
8.1 Financing	19
8.2 Plan Administrative Committee	19
8.3 Duties of Committee	19
8.4 Meetings	20
8.5 Actions by the Committee	20
8.6 Compensation and Bonding	20
8.7 Establishment of Rules and Interpretation of Plan	20
8.8 Limitation of Liability	21
8.9 Indemnification	21
8.10 Claims Procedures	21
8.11 Limitation on Actions	23
8.12 Class Action Forum	24
8.13 Records	25

Article 9. Amendment and Termination	26
9.1 Amendments	26
9.2 Termination of Plan	26
9.3 Successors	26
9.4 Prohibition on Changes Due to Code Section 409A	27
9.5 Additional Participating Employers	27

Article 10. Miscellaneous Provisions	28
10.1 Good-Faith Valuation Binding	28
10.2 Taxation	28
10.3 Withholding	28
10.4 Offset for Obligations to the Company or an Affiliate	28
10.5 No Enlargement of Employment Rights	28
10.6 Non-Alienation	29
10.7 No Examination or Accounting	29
10.8 Incompetency	29
10.9 Notice of Address	29
10.10 Data	30
10.11 Service of Legal Process	30
10.12 Qualified Military Service	30
10.13 Counterparts	30

ii

Section 1.1

Article 1. Introduction

1.1 Background and History

Effective January 1, 2012, The Walt Disney Company (“Company”) is establishing the Disney Key Employees Retirement Savings Plan (“Plan”) to provide retirement income to certain employees and to equalize the benefits of certain employees participating in the Disney Retirement Savings Plan (the “Qualified Plan”).

1.2 Purpose of the Plan

The Company desires to provide certain designated key management and highly compensated employees with enhanced retirement benefits over and above those provided under the applicable portion(s) of the Qualified Plan due to the application of the limits under Code sections 415 and 401(a)(17). The purpose of the Plan document is to set forth the terms and conditions pursuant to which these benefits are accrued and to describe the nature and extent of the employees’ rights to these accrued benefits.

1.3 Status of the Plan

(a)	Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulations section 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, benefits credited under this Plan are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or alternate payee being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or alternate payee in advance of the date on which payment of any benefit due under the Plan is actually made. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

(b)	Compliance with Code Section 409A. This Plan is intended to comply with Code section 409A and related regulatory guidance. Therefore, the Plan shall be administered and interpreted in a manner consistent with that purpose. The Committee shall have full authority to take any and all actions as it deems necessary or appropriate to carry out this intent and purpose of the Plan.

(c)

Additional or Special Arrangements. Except as provided in the following sentence, the Committee, the Company, or any other Employer may, in its sole discretion, provide by a separate written agreement that the benefits payable to any individual who is also an Eligible Employee under the Plan shall be determined in accordance with the terms of the Plan, as the same may be modified in respect of that Eligible Employee under such agreement. No such agreement shall provide benefits

Section 1.3

for an individual unless the individual is, as of the date the agreement is executed, an “Eligible Employee” as this term is defined in the Qualified Plan on that date. Any such agreement may provide such Eligible Employee with additional years of service, credit for service with affiliated companies, a different vesting schedule, an individualized formula for the determination of amounts credited to such Eligible Employee’s Account, or such other modification (which may constitute an enhancement or limitation) of the benefits provided hereby as the Committee, Company, or other Employer shall specify. Further, any separate agreement may provide for benefits which may be partially or wholly in addition to or in lieu of any benefits provided hereunder, and which may be greater than, less than or equal to any benefits provided hereunder and any such benefits may or may not be calculated or otherwise determined by reference to the benefits provided by the Plan or by reference to, or by incorporation by reference of, any of the terms or provisions of the Plan. However, deferrals of compensation under this Plan and such other separate written agreement, if any, shall be aggregated with respect to the Eligible Employee to the extent required under Code section 409A and related regulations for purposes of assuring compliance with those rules.

(d)	No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this Plan section. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or alternate payee with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

Section 2.1

Article 2. Definitions and Construction

2.1 Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided; and when the defined meaning is intended, the term is capitalized.

(a)	“Account” means a record-keeping account maintained for a Participant under the Plan to track Employer contribution amounts credited to the Participant under Plan section 4.2 and adjustments for hypothetical investment gains and losses pursuant to Plan section 4.3. A Participant’s Account may be divided into subaccounts, as determined by the Committee.

(b)	“Account Value” means the value of a Participant’s Account as of a given Valuation Date. A Participant’s Account Value as of a Valuation Date shall be determined by:

(1)	Crediting the Participant’s Account with any Employer contribution credited to the Participant under Plan section 4.2 since the immediately preceding Valuation Date;

(2)	Increasing or reducing the Participant’s Account by hypothetical investment gains and losses, determined pursuant to Plan section 4.3, since the immediately preceding Valuation Date; and

(3)	Reducing the Participant’s Account by any payments made under the Plan on behalf of the Participant since the immediately preceding Valuation Date.

(c)	“Affiliate” generally means any corporation or other entity that is required to be aggregated with the Company under Code sections 414(b) or (c).

(d)	“Beneficiary” means any person, persons, or entity named by a Participant by written designation filed with the Committee to receive benefits payable in the event of the Participant’s death, provided that if the Participant has a Spouse and he designates someone other than his Spouse as the Beneficiary, the Participant must file a spousal consent with the Committee. Any Beneficiary designation or spousal consent shall be made in the form and manner prescribed by the Committee. If any Participant fails to designate a Beneficiary, or if the Beneficiary designated by a deceased Participant dies before the Participant, the Participant’s Beneficiary shall be:

(1)	The Participant’s surviving Spouse, if any, and if not;

(2)	The Participant’s surviving Domestic Partner, if any, and if not;

Section 2.1

(3)	The Participant’s surviving natural and legally-adopted children, if any, and if not;

(4)	The Participant’s surviving parents, if any, and if not;

(5)	The Participant’s surviving siblings, if any, and if not;

(6)	The Participant’s estate.

(e)	“Benefit Valuation Date” means the Valuation Date as of which the Account Value is determined for purposes of the first payment made as a result of a given Payment Event and, unless otherwise explicitly provided, such date shall be:

(1)	With respect to a Participant whose Payment Event is a Separation from Service:

(A)	If the Participant is not a Specified Employee on the date of his Separation from Service, the first day of the fourth calendar month following the calendar month in which the Participant’s Separation from Service occurs or, if that is not a business day, the first business day thereafter; or

(B)	If the Participant is a Specified Employee on the date of his Separation from Service, the first day of the calendar month following the calendar month containing the date that is six months after the date of the Participant’s Separation from Service or, if that is not a business day, the first business day thereafter; and

(2)	With respect to a Participant whose Payment Event is a Change in Control, the first business day following the date of the Change in Control; and

(3)	With respect to a Beneficiary, the first day of the fourth calendar month following the calendar month in which the Participant’s death occurs or, if that is not a business day, the first business day thereafter.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Change in Control” means an event described under paragraphs (1), (2), (3), (4) or (5) as follows:

(1)

The acquisition within any 12-month period by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d—3 promulgated under the Securities Exchange Act of 1934, as amended) of thirty percent (30%) or more of the total voting power of the then outstanding stock of the Company entitled to vote generally in the

Section 2.1

election of directors, but excluding the following transactions (the “Excluded Acquisitions”):

(A)	Any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(B)	Any acquisition by the Company, and

(C)	Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

(2)	Any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) ceasing for any reason to constitute a majority thereof;

(3)	An acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company’s stock;

(4)	The consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s stock outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company’s stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(5)	The sale or other disposition during any 12-month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Code section 409A and the guidance issued thereunder and shall be interpreted and applied by the Committee in a manner consistent with this intent.

(h)	“Code” means the Internal Revenue Code of 1986, as amended and any succeeding federal tax provisions.

Section 2.1

(i)	“Committee” means the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan.

(j)	“Company” means The Walt Disney Company.

(k)	“Death Benefit” means the benefit described in Article 7.

(l)	“Domestic Partner” means the individual determined by the Company in its sole discretion to be the Participant’s same-sex domestic partner in accordance with the Company’s procedures for identifying domestic partners.

(m)	“Eligible Employee” means a salaried Employee of an Employer who is an “Eligible Employee” and a “Participant,” as those terms are defined in the Qualified Plan, and who is designated by the Company or an Employer as an executive-level Employee under the customary employee classification procedures of the Company or Employer.

(n)	“Employee” means any individual who is employed as a common-law employee of the Company or an Affiliate, including officers, but excluding independent contractors and leased employees (or any individuals designated as independent contractors or leased employees under the customary worker classification procedures of the Company or an Affiliate) and directors who are not officers or otherwise employees.

(o)	“Employer” means the Company and all Affiliates that have been designated as Employers with respect to the Plan in accordance with the terms of Plan section 9.5.

(p)	“Employer Contributions” means the contributions made to the Qualified Plan on behalf of an Eligible Employee.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)	“Investment Funds” means hypothetical investment funds that mirror the “Investment Funds” available, from time to time, for investment of contributions and accounts under the Qualified Plan.

(s)	“Military Leave” means leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

(t)	“Participant” means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article 3.

(u)	“Payment Date” means the date on which any vested Account is payable to the Participant under Plan section 5.2 or, if the Participant has died before his vested

Section 2.1

Account has been paid in full, the date on which any Death Benefit is payable to the Participant’s Beneficiary under Plan section 7.2. Notwithstanding any other Plan provision to the contrary and solely for purposes of determining compliance with Code section 409A and related Treasury Regulations, a payment shall be deemed made on the Payment Date if the benefit actually commences by the end of the calendar year in which the Payment Date occurs or, if later, by the 15th day of the third month following the Payment Date.

(v)	“Payment Event” means the applicable event triggering a payment of vested benefits under the Plan. The applicable event shall be one of the following:

(1)	With respect to a Participant, the earlier of:

(A)	The Participant’s Separation from Service, or

(B)	A Change in Control;

(2)	With respect to a Beneficiary, the Participant’s death.

(w)	“Plan” means the Disney Key Employees Retirement Savings Plan, as contained herein and as amended from time to time.

(x)	“Qualified Plan” means the Disney Retirement Savings Plan, as in effect from time to time. The Qualified Plan constitutes a qualified employer plan as defined under Treasury Regulations section 1.409A-1(a)(2).

(y)	“Separation from Service” means, as provided in the following paragraphs of this subsection, an Employee’s termination from employment with the Company and all Affiliates, whether by retirement, resignation from or discharge by the Company or an Affiliate (but not by a transfer among the Company and Affiliates or death).

(1)	A Separation from Service shall be deemed to have occurred on a certain date if an Employee and the Company and Affiliates reasonably anticipate, based on the facts and circumstances, that either:

(A)	The Employee will not provide any additional services for the Company or any Affiliate after that date; or

(B)	The level of bona fide services performed by the Employee after that date will permanently decrease to no more than 40 percent of the average level of bona fide services performed by the Employee over the immediately preceding 36 months.

(2)

If an Employee is absent from employment due to Military Leave, sick leave, or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Employee will return to

Section 2.2

perform services for the Company or an Affiliate, then a Separation from Service shall not occur until the later of:

(A)	The first date immediately following the date that is six months after the first date that an Employee was absent from employment; and

(B)	To the extent the Employee retains a right to reemployment with the Company or any Affiliate under an applicable statute or by contract, the date the Employee no longer retains a right to reemployment.

If a Participant fails to return to work upon the expiration of any Military Leave, sick leave, or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.

(z)	“Specified Employee” means any person determined to be a specified employee under Code section 409A and Treasury Regulations section 1.409A-1(i).

(aa)	“Spouse” means a “spouse” as defined by the Defense of Marriage Act (Pub. Law No. 104-199) and shall also include a former spouse of a Participant to the extent required by a domestic relations order, within the meaning of Code section 414(p)(1)(B) and permitted under Treasury Regulations section 1.409A-3(j)(4)(ii).

(bb)	“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

(cc)	“Valuation Date” means each business day on which the New York Stock Exchange is open.

2.2 Gender and Number

Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

2.3 Headings

The headings of this Plan are inserted for convenience of reference only, and they are not to be used in the construction of the Plan.

2.4 Requirement to Be in “Written Form”

Various notices provided by the Company, the Committee, or any duly authorized agent of either of them and various elections made by Participants, Beneficiaries or other payees are required to be in written form. Notwithstanding anything to the contrary in this Plan, any notices and elections related to, or that may constitute part of, the Plan may be conveyed through an electronic system or any other system approved by the Committee unless otherwise provided under applicable law or regulatory guidance.

Section 2.5

2.5 Severability

If a provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

2.6 Applicable Law

To the extent not preempted by ERISA or other federal law, the Plan and all rights hereunder shall be governed, construed, and administered in accordance with the laws of the state of California.

Section 3.1

Article 3. Participation and Vesting

3.1 Participation

Each Eligible Employee for whom Employer contributions under the Qualified Plan, for any calendar year, are limited by Code section 415 and/or Code section 401(a)(17) shall be a Participant in the Plan. Notwithstanding the foregoing, but subject to the following sentence, each Employee who becomes an Eligible Employee pursuant to an agreement approved by the Committee shall become a Participant as of the date, if any, specified in such agreement or otherwise specified by the Committee. No such agreement shall provide for participation by an individual unless the individual is, as of the date the agreement is executed, an “Eligible Employee” as this term is defined in the Qualified Plan on that date.

3.2 Duration

An individual who becomes a Participant under the Plan shall remain a Participant for as long as he remains an Employee or is entitled to receive any payments hereunder.

3.3 Transfers

(a)	Transfers to Eligible Employee Status. An Employee who transfers employment such that he becomes an Eligible Employee and satisfies the requirements of Plan section 3.1 shall be a Participant in the Plan as of the date he satisfies such requirements.

(b)	Transfers from Eligible Employee Status. To the extent a Participant transfers employment to an Affiliate and is no longer an Eligible Employee:

(1)	The Participant may become vested in his Account pursuant to Plan section 3.4, even though he is no longer an Eligible Employee.

(2)	The Participant shall, if he is or becomes vested in his Account, remain a Participant in the Plan and be eligible to make investment election changes under Plan section 4.3 until the date his vested Account is distributed from the Plan.

(3)	To the extent the Participant has no vested interest in his Account under the Plan but remains employed by an Affiliate, the Participant shall remain a Participant in the Plan and be eligible to make investment election changes under Plan section 4.3 until the date he ceases to be employed by the Company and all Affiliates at a time when he has no vested interest in his Account under the Plan. If he remains employed by an Affiliate until his Account under the Plan vests, his status as a Participant shall be determined under paragraph (2).

3.4 Vesting

(a)

Vested Benefit. A Participant who is vested under the Qualified Plan shall be 100 percent vested in his Account and shall be entitled to a benefit from the Plan. Except as provided otherwise in subsection (b), if a Participant has a Separation from

Section 3.4

Service prior to becoming vested under the Qualified Plan, his Account under the Plan shall be immediately forfeited.

(b)	Vesting on Change in Control. If a Change in Control occurs, each Participant shall become 100 percent vested in his Account (if he is not already 100 percent vested) upon the Change in Control.

Section 4.1

Article 4. Participant Accounts

4.1 Participant Accounts

For record-keeping purposes only, the Committee shall maintain, or cause to be maintained, records showing the balance of the Account (including any subaccounts) maintained for a Participant from time to time under the Plan. Periodically, each Participant shall be furnished with a statement setting forth the Participant’s Account Value under the Plan as of a specified Valuation Date.

4.2 Determination of Credits to Participant Accounts

(a)	Employer Contribution Credit Amount. For each calendar year, an Eligible Employee’s Account shall be credited with an Employer contribution equal to the excess (if any) of the gross contribution amount described in paragraph (1) over the actual Qualified Plan contribution amount described in paragraph (2):

(1)	The gross contribution amount equals the aggregate amount of Employer Contributions that would have been allocated to the Eligible Employee’s Qualified Plan account for the calendar year if those contributions were determined:

(A)	Without regard to the limits imposed by Code section 415;

(B)	As if the annual compensation cap imposed by Code section 401(a)(17) for the calendar year were $1,000,000; and

(C)	By taking into account any equity in lieu of bonus received by the Participant during the calendar year as if it were contribution-eligible compensation under the Qualified Plan.

(2)	The gross contribution amount described in paragraph (1) shall be reduced by the total Employer Contributions actually allocated to the Eligible Employee’s Qualified Plan account for such calendar year.

(b)	Timing of Credit to Account. The annual Employer contribution credit described in subsection (a) shall be determined and credited to the Eligible Employee’s Account:

(1)	If the Eligible Employee does not die or have a Separation from Service during the calendar year, as of the date Employer Contributions are actually credited to his Qualified Plan account for the fourth quarter of the calendar year; or

(2)	If the Eligible Employee dies or has a Separation from Service during the calendar year, as of the date Employer Contributions are actually credited to the Eligible Employee’s Qualified Plan account for the calendar quarter during which the Participant’s death or Separation from Service occurs, as applicable.

Section 4.3

4.3 Hypothetical Investment of Accounts

(a)	Hypothetical Investment Options Available. A Participant’s Account shall be adjusted for hypothetical investment gains and losses as if the Participant’s Account had been invested in the Investment Funds, in accordance with his investment elections under subsection (b).

(b)	Election of Investment Options.

(1)	Initial Election for Future Contribution Credits. A Participant shall elect, in such form and at such time in advance as may be prescribed by the Committee, the percentages (in multiples of 1%) in which Employer contributions credited to his Account shall be deemed to be invested among any or all of the Investment Funds at the time such contribution amounts are credited. If the Participant makes no election, the Participant shall be deemed to have elected the default investment fund under the Qualified Plan.

(2)	Change in Election for Future Contribution Credits. A Participant may elect, in such form and at such time in advance as may be prescribed by the Committee, to change the percentages in which future Employer contribution credits to his Plan Account shall be deemed to be invested among any or all of the Investment Funds at the time such contribution amounts are credited. However, any rules, limitations, or restrictions on investment election changes that apply under the Qualified Plan shall also apply to changes in investment elections under the Plan.

(3)	Transfer Among Investment Options. A Participant may elect, in such form and at such time in advance as may be prescribed by the Committee, to transfer amounts in his Plan Account between or among any of the Investment Funds. However, any rules, limitations, or restrictions applicable to transfers into or out of investment options under the Qualified Plan shall also apply to transfers into or out of Investment Funds under the Plan.

Section 5.1

Article 5. Distribution of Participant Accounts

5.1 General

A Participant’s Account, if vested pursuant to Plan section 3.4, shall be payable, for reasons other than the Participant’s death, at the time and in the form determined in this Article 5. A Participant shall not receive payment of his Account if he does not become vested under Plan section 3.4.

5.2 Time of Payment

(a)	Default Time of Payment. Except as otherwise provided under the terms of the Plan, the Participant shall be entitled to a payment of his vested Account in the form provided in Plan section 5.3 as of the Payment Date for the applicable Payment Event, as determined below:

(1)	If the Payment Event is the Participant’s Separation from Service, then the Payment Date is the first business day following the Benefit Valuation Date; or

(2)	If the Payment Event is a Change in Control, then the Payment Date shall occur, as determined by the Committee in its sole discretion, within 90 days following the date on which the Change in Control occurs, provided that the Participant shall not be permitted to designate the taxable year of the payment.

(b)	Earlier Payments. An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception (e.g., the payment of employment taxes) may be applied.

(c)	Continued Payments. Once a Participant’s Payment Date has occurred, the payment of his Account shall not be delayed or accelerated, except as provided for in accordance with Plan section 6.5 or in Article 7.

5.3 Amount and Form of Payment

(a)	Applicable Form of Payment and Payment Amount.

(1)

If a Participant’s Account is payable due to a Separation from Service under Plan section 5.2(a)(1), the Participant’s Account shall be paid to him in ten annual installments, beginning on the applicable Payment Date (described in Plan section 5.2(a)(1)) and continuing to be paid on each subsequent anniversary of the applicable Payment Date (or, if the anniversary is not a business day, the first business day thereafter) until ten installments have been paid. The amount of the first installment shall be determined by dividing the Participant’s Account Value as of the Benefit Valuation Date by ten and the amount of each subsequent installment shall be determined by dividing the Participant’s Account Value as of the Valuation Date immediately preceding the date on which the installment is to be paid by the then remaining number of

Section 5.3

installments. Each installment shall be deducted from the Investment Funds in which the Participant’s Account is deemed to be invested on the installment payment date, ratably or in such other manner as may be prescribed by administrative procedures established by the Committee. This installment option is treated as an entitlement to a single payment for purposes of Treasury Regulations section 1.409A-2(b)(2)(iii).

(2)	If a Participant’s Account is payable due to a Change in Control under Plan section 5.2(a)(2), the Participant’s Account Value as of the Benefit Valuation Date shall be paid to the Participant on the applicable Payment Date (described in Plan section 5.2(a)(2)) in the form of a single lump sum payment.

(b)	Benefit Payments. All benefit payments hereunder shall be made in cash. No adjustments shall be made to the amount of any lump sum or installment after the applicable Valuation Date.

(c)	Death of Participant After Separation from Service or Change in Control. If the death of a Participant (including a Specified Employee) occurs before the Payment Date for any payment under this Article 5, payment shall be made to the Participant’s Beneficiary in accordance with Article 7.

Section 6.1

Article 6. Rehires and Other Special Situations

6.1 Effect and Applicability

This Article provides additional information and rules covering special situations under which a Participant’s vested Account may become payable. In the event of a conflict between a provision of this Article and any other Plan provision, the provision of this Article shall govern with respect to the Participants or circumstances specified in this Article and the other Plan provisions shall continue to govern with respect to other Participants and circumstances.

6.2 Code Section 409A Aggregation Rules

Except as provided in the following sentence, the Company has the authority to provide to any individual or individuals selected by the Company or Committee benefits under the Plan or under a separate agreement, method, program or other arrangement that constitutes an account balance plan. No such agreement entered into shall provide benefits for an individual unless the individual is, as of the date the agreement is executed, an “Eligible Employee” as this term is defined in the Qualified Plan on that date. To the extent any Participant is entitled to a deferral of compensation under any such account balance plan, then, only to the extent required by Code section 409A and related Treasury Regulations, the separate account balance plan shall be aggregated with the Plan.

6.3 Effect of Rehire or Return to Work After Separation from Service

(a)	Resumption of Eligible Employee Status. If a Participant becomes eligible for payment of benefits on account of a Separation from Service and:

(1)	Is subsequently rehired as or transfers to a position as an Eligible Employee;

(2)	Returns to work as an Eligible Employee following the leave of absence that resulted in the Separation from Service; or

(3)	Increases his level of bona fide services as an Eligible Employee following the Separation from Service, such that he may have a subsequent Separation from Service,

the provisions of this Plan section 6.3 shall apply.

(b)	Payments Relating to Prior Separation. If a Participant described in subsection (a) resumes Eligible Employee status before he receives all payments due under the Plan as a result of his Separation from Service, the payments related to such Separation from Service shall continue to be made as if the applicable event described in subsection (a) had not occurred.

(c)	Eligibility for Additional Contributions During Year of Separation. If the applicable event described in subsection (a) occurs during the same calendar year as the Participant’s Separation from Service:

Section 6.4

(1)	his Employer contribution (if any) with respect to his employment as an Eligible Employee during the calendar year and prior to the Separation from Service shall be determined and credited under Plan section 4.2 as if the applicable event described in subsection (a) had not occurred, and

(2)	his Employer contribution (if any) with respect to his employment as an Eligible Employee during the calendar year and after the Separation from Service shall equal the total Employer contribution that would have been credited to the Participant under Plan section 4.2 for the calendar year if the Separation from Service were disregarded, reduced by the Employer contribution described in paragraph (1).

(d)	Separate Accounting for Additional Employer Contributions. If a Participant described in subsection (a) has additional Employer contributions credited to his Account for his employment as an Eligible Employee following his Separation from Service, the Committee shall, if necessary, establish a separate subaccount within the Participant’s Account for such additional Employer contributions (and related hypothetical investment gains and losses). This separate subaccount shall be paid to the Participant or his Beneficiary upon a subsequent Payment Event in accordance with Article 5 or Article 7, as applicable, disregarding any subaccount maintained for amounts credited to the Participant for his employment as an Eligible Employee prior to his Separation from Service.

6.4 Additional Contribution Credits Following a Change in Control

If a Participant has a Payment Event due to a Change in Control and additional Employer contributions are subsequently credited to his Account, the Participant’s Account attributable to such additional Employer contributions (and related hypothetical investment gains and losses) shall be paid to the Participant upon a subsequent Payment Event in accordance with Article 5 or Article 7, as applicable.

6.5 Permissible Delays or Accelerations

If the Company or Committee determines that a delay or an acceleration of any payment to the Participant under the Plan is permitted or required by Code section 409A and related Treasury Regulations (e.g., a delay to comply with Code section 162(m) or an acceleration to pay employment taxes), the Company or the Committee may either delay or accelerate the payment in accordance with the terms of Code section 409A and related Treasury Regulations in its sole discretion as it deems advisable.

Section 7.1

Article 7. Death Benefit

7.1 Amount of Death Benefit

In the event of a Participant’s death before he receives payment of his entire vested Account under Article 5, the Participant’s Beneficiary shall be entitled to a Death Benefit. The Death Benefit shall equal the Participant’s Account Value as of the Benefit Valuation Date.

7.2 Time and Form of Payment for Death Benefit

(a)	Time of Payment of Death Benefit. The Beneficiary’s Payment Date for the Death Benefit payable pursuant to Plan section 7.1 shall be the first business day following the Benefit Valuation Date.

(b)	Form of Payment of Death Benefit. The Death Benefit payable pursuant to Plan section 7.1 shall be paid to the Beneficiary in the form of a single lump sum payment in cash. No adjustments shall be made to the amount of any lump sum after the Benefit Valuation Date.

(c)	Earlier Payments. An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception may be applied.

Section 8.1

Article 8. Financing and Administration

8.1 Financing

(a)	General Creditors. The Plan constitutes a mere promise of the Employer to make payments in accordance with the terms of the Plan. This Plan does not give any Participant or Beneficiary any interest, lien, or claim in or against any specific assets of the Company or any Affiliate. The Participant and/or Beneficiary shall have only the rights of general, unsecured creditors of the Employer with respect to their rights under the Plan.

(b)	Allocation Among Employers. The obligation to pay benefits hereunder shall be the obligation of the Employers whose Employees are Participants entitled to benefits hereunder. The Company and each Employer shall provide the benefits described in the Plan and allocable to such entity from its general assets. Notwithstanding the foregoing, the Company, in its sole discretion, shall have the authority to allocate the total liability to pay benefits under the Plan among the Employers in such manner and amounts as it deems appropriate.

(c)	Alternative Funding. The Company may, but shall not be required to, establish a grantor trust as a funding source for its obligations under the Plan. If such a trust is so established, it shall be the intention of the Company that the trust shall constitute an unfunded arrangement for purposes of the Plan, such that the Plan shall continue to be an unfunded plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA. With respect to any Participant, the assets of the trust so established shall remain subject to the claims of the creditors of that Participant’s Employer in the event of the Employer’s bankruptcy or insolvency. However, to the extent that funds placed in a trust and allocable to the benefits payable under the Plan are sufficient, the trust assets may be used to pay benefits under the Plan. If such trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Employer shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to such Employer to provide such benefits.

8.2 Plan Administrative Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan resides with the Committee. The members of the Committee shall be determined under the provisions of the Qualified Plan.

8.3 Duties of Committee

The members of the Committee shall elect a chairman from their number and a secretary who may be but need not be one of the members of the Committee; may appoint from their number such subcommittees with such powers as they shall determine; and may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf. In addition, the Committee may retain counsel, employ agents, and

Section 8.4

provide for such clerical, accounting, actuarial and consulting services as it may require in carrying out the terms of the Plan; and may allocate among its members or delegate all or such portion of the duties under the Plan, as it, in its sole discretion, shall decide.

8.4 Meetings

The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

8.5 Actions by the Committee

Any act which the Plan authorizes or requires the Committee to do may be done, if done at a meeting, by a majority of a quorum of members. A quorum is 50% of all members of the Committee then in office. The action of that majority expressed from time to time by a vote at a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office. Alternatively, any action required or permitted to be taken by the Committee may be done by unanimous written consent in lieu of a meeting.

8.6 Compensation and Bonding

No member of the Committee shall receive any compensation from the Plan for his services as such. Except as may otherwise be required by law, no bond or other security need be required of any member in that capacity in any jurisdiction.

8.7 Establishment of Rules and Interpretation of Plan

The Committee shall have full discretionary power and authority as may be necessary to carry out the provisions of the Plan, including, without limiting the generality of the foregoing, the discretionary power to:

(a)	Promulgate and enforce rules and regulations as it deems necessary or appropriate for the administration of the Plan;

(b)	Construe and interpret the Plan and decide all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies, and omissions and correct defects;

(c)	Make factual determinations and decide all questions relating to individuals’ eligibility for participation or for benefits under the Plan, vesting, forfeitures, the amount, manner and timing of payment of benefits, and the status of persons as Participants, Employees, Eligible Employees, Spouses, Beneficiaries and alternate payees; and

(d)	Require any person to furnish such documentation, information, or other matter as the Committee may require for the proper administration of the Plan and as a prerequisite to any payment or distribution by the Plan.

All decisions of the Committee relating to matters within its jurisdiction shall be final, conclusive, and binding. If, pursuant to Plan section 8.3, the Committee delegates all or any

Section 8.8

portion of its duties under the Plan, the individual, entity, or group of persons to which duties have been delegated shall have the same discretionary power and authority as the Committee unless the delegation specifically provides otherwise.

8.8 Limitation of Liability

Except as and to the extent otherwise provided by applicable law, no liability whatever shall attach to or be incurred by the members of the Committee or by the shareholders, directors, officers, or employees of the Company or an Affiliate under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

8.9 Indemnification

To the maximum extent permitted by the Company’s by-laws, as amended from time to time, the Company shall indemnify each member of the Committee, and each director, officer, and employee or agent of the Company or an Affiliate against any expenses and liabilities that such person may incur as a result of any act or failure to act, made in good faith, by such person in relation to the Plan.

8.10 Claims Procedures

(a)	Every claim for benefits under the Plan by a person (hereinafter referred to as “Claimant”) or by a Claimant’s authorized representative shall be filed by submitting to the person (“claim administrator”) designated by the Committee, a written application on a form designated by the Committee. The claim administrator shall process such application and approve or disapprove it. Claims for benefits under the Plan shall be governed by subsections (b) through (f). Subsection (g) and Plan sections 8.11 and 8.12 shall apply to all claims under the Plan, including, but not limited to claims for benefits (both based on the terms of the Plan and those based on an alleged violation of the law), claims for breach of fiduciary duty, and other claims that some aspect of the Plan’s operation, administration or design or some aspect of the Plan’s investments, is unlawful or violates the terms of the Plan.

(b)	If a Claimant is denied any benefits under the Plan either in total or in an amount less than the full benefit to which he claims to be entitled, the claim administrator shall advise the Claimant of the denial within 90 days after receipt of the claim by the claim administrator. The claim administrator shall furnish the Claimant with a written notice setting forth:

(1)	The computation of the Claimant’s benefit, if any;

(2)	The specific reason or reasons for the denial;

(3)	The specific Plan sections on which the denial is based;

(4)	A description of any additional material or information necessary for the Claimant to perfect his claim, if possible, and an explanation of why such material or information is needed; and

Section 8.10

(5)	A description of the Plan’s claim review procedures, the time limits under such procedures and a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial of benefits on appeal.

If unforeseeable or special administrative problems or circumstances require an extension of time for processing the claim, the claim administrator shall furnish a written notice to the Claimant prior to close of the 90-day period explaining why an extension of time is needed and the approximate date by which the claim administrator expects to have processed the claim. In no event shall the claim administrator render a final decision on the validity of a claim later than 180 days after the claim administrator initially receives the claim.

(c)	Within 60 days of receipt of the information described in subsection (b), the Claimant or his duly authorized representative may file written appeal of the determination with the Committee. As part of his appeal, the Claimant may submit written comments, documents, records and other information relating to the claim.

(d)	As long as the Claimant’s appeal is pending (including the 60-day period described in subsection (c)) the Claimant or his duly authorized representative shall be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim and may review pertinent Plan documents and may submit issues and comments in writing to the Committee.

(e)	The Committee shall notify the Claimant in writing of the appeals decision (whether or not adverse) in written or electronic form within a reasonable period of time, but not later than 60 days after the Committee’s receipt of the appeal. Notwithstanding, if the Committee determines that special circumstances (for example, the need to hold a hearing) require an extension of time, the Committee shall notify the Claimant of the reason or reasons for the extension and of the date by which it expects to make its decision. This extended period shall not exceed 60 days from the end of the initial 60-day period. The Committee’s decision on appeal shall take into account all comments, documents, records and other information submitted by the Claimant and relevant to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(f)	If the Committee decides to deny benefits on appeal, the Committee shall provide the Claimant in writing with:

(1)	The specific reason or reasons for the denial;

(2)	The specific Plan provisions on which the denial is made;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim; and

Section 8.11

(4)	A statement regarding the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial of benefits on appeal.

(g)	Any person eligible to receive benefits under the Plan shall furnish to the claim administrator or the Committee any information or evidence requested by the claim administrator or the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or evidence is received by the claim administrator or the Committee. If any person claiming benefits under the Plan makes a false statement that is material to the claim for benefits, the claim administrator or the Committee may offset against future payments any amount paid to such person to which he was not entitled under the provisions of the Plan.

8.11 Limitation on Actions

(a)	Notwithstanding any Plan provision to the contrary, none of the following claims or action may be filed in any court unless and until the requirements of subsection (b) are fully met.

(1)	A claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law;

(2)	A claim or action to enforce rights under the Plan;

(3)	A claim or action to clarify rights to future benefits under the Plan;

(4)	Any other claim or action that

(A)	Relates to the Plan, and

(B)	Seeks a remedy, ruling, or judgment of any kind against the Plan or the Committee.

(b)	The requirements of this subsection are not met:

(1)	Until the Claimant (as defined in Plan section 8.10(a)) has exhausted the administrative review procedure set forth in Plan section 8.10; and

(2)	Unless such claim or action is filed in a court with jurisdiction over such claim or action no later than 36 months after:

(A)	In the case of a claim or action to recover benefits, the date the first benefit payment was actually made or was allegedly due whichever is earlier;

(B)	In the case of a claim or action to enforce a right, the date the Committee or its delegate first denied the Claimant’s request to exercise such right,

Section 8.12

regardless of whether such denial occurred during administrative review pursuant to Plan section 8.10;

(C)	In the case of a claim or action to clarify rights to future benefits, the date the Committee first repudiated its alleged obligation to provide such future benefits, regardless of whether such repudiation occurred during administrative review pursuant to Plan section 8.10; or

(D)	In the case of any other claim or action described in subsection (a)(4), above, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based;

provided that if a request for administrative review pursuant to Plan section 8.10 is pending before the claims administrator designated by the Committee to review such claims when the 36-month period described in this paragraph (2) expires, the deadline for filing such claim or action in a court with proper jurisdiction shall be extended to the date that is 60 calendar days after the final denial of the claim on administrative review.

(3)	The period described in paragraph (2), above, is hereafter referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Plan section 8.11. Except as provided in the following two sentences, a claim or action filed after the expiration of the Applicable Limitations Period shall be deemed time-barred. The Committee shall have the discretion to extend the Applicable Limitations Period upon a showing of exceptional circumstances that, in the opinion of the Committee, provide good cause for extension. The exercise of this discretion is committed solely to the Committee and is not subject to review.

8.12 Class Action Forum

(a)	To the fullest extent permitted by law, any putative class action lawsuit brought in whole or in part under ERISA section 502 (or any successor provision) and relating to the Plan, the lawfulness of any Plan provision, the administration of the Plan, the management, investment or handling of Plan assets, or the performance or non-performance of Plan fiduciaries or administrators shall be filed in one of the following jurisdictions:

(1)	The jurisdiction in which the Plan is principally administered, or

(2)	The jurisdiction in which the largest number of putative class members reside (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).

Section 8.13

(b)	If any putative class action within the scope of subsection (a) is filed in a jurisdiction other than one of those described in subsection (a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as a Plan fiduciary, administrator, or party in interest), and all alleged Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to, or re-filed in a jurisdiction described in subsection (a). Such steps may include, but are not limited to:

(1)	A joint motion to transfer the action, or

(2)	A joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in subsection (a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in subsection (a) at the same time it was filed or asserted in a jurisdiction not described therein.

(c)	The provisions of this Plan section 8.12 shall be waived if no party invokes them within 120 days of the filing of a putative class action or assertion of class action allegations.

(d)	Nothing in this Plan section 8.12 shall relieve any putative class member of any obligation existing under the Plan or by law to exhaust all administrative remedies before initiating litigation.

8.13 Records

The records of an Employer or Affiliate with respect to length of employment, employment history, compensation, absences, and all other relevant matters may be conclusively relied on by the Committee.

Section 9.1

Article 9. Amendment and Termination

9.1 Amendments

The Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of its Board. The Committee in its sole discretion shall have the power to amend the Plan to:

(a)	Comply with laws and regulations, or as otherwise may be desirable when prompted by a change in law or regulation; and

(b)	Make any other change that may be necessary or desirable provided any amendment adopted pursuant to this Plan section 9.1 shall not increase the Company’s annual expense by more than five (5) million dollars.

Any material amendment shall be in writing and executed by a duly authorized officer of the Company or a member of the Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing accrued benefits without permitting any new benefit accruals. All Participants and Beneficiaries shall be bound by any amendment.

9.2 Termination of Plan

The Company, through action of the Board, reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, such discontinuance or termination shall not have the effect of decreasing the amount credited to the Participant’s Account on the later of:

(a)	The date the resolution to terminate and discontinue the Plan is adopted; or

(b)	The date the termination and discontinuance is effective.

Vested Accounts and any Death Benefits shall be distributed as soon as practicable if such distribution is permitted because the Plan’s termination and liquidation meets the requirements of Treasury Regulations section 1.409A-3(j)(4) and, if such requirements are not met, at the earliest time otherwise permitted under the terms of the Plan in accordance with Code section 409A and related Treasury Regulations. Such termination shall be binding on all Participants and all other persons.

9.3 Successors

In case of the merger, consolidation, liquidation, dissolution or reorganization of an Employer, or the sale by an Employer of all or substantially all of its assets, provision may be made by written agreement between the Company and any successor corporation acquiring or receiving a substantial part of the Employer’s assets, whereby the Plan shall be continued by the successor. If the Plan is to be continued by the successor, then effective as of the date of the reorganization or transfer, the successor corporation shall be substituted for

Section 9.4

the Employer under the Plan. To the extent applicable, such written agreement may also specify no later than the closing date of an asset purchase transaction, whether Employees covered by the transaction shall incur a Separation from Service. The substitution of a successor corporation for an Employer shall not in any way be considered a termination of the Plan.

9.4 Prohibition on Changes Due to Code Section 409A

Notwithstanding the foregoing, neither the Board nor the Committee may amend or terminate the Plan in any manner that the Board or the Committee determines in its sole discretion and in accordance with the advice of counsel, violates the applicable provisions of Code section 409A and related Treasury Regulations, including, but not limited to, the applicable time and form of payment requirements, the applicable prohibitions on accelerations, and the plan termination and liquidation provisions.

9.5 Additional Participating Employers

(a)	Adoption. With the consent of the Company, any Affiliate may adopt the Plan for its Eligible Employees and thereby become an Employer under the Plan. An Affiliate adopting the Plan shall compile and submit all information required by the Committee with reference to its Eligible Employees. An entity will be considered to have adopted the Plan with the consent of the Company if it takes significant action that is consistent with the adoption of the Plan, the Board or Committee is aware of the action, and neither objects to the action.

(b)	Crediting of Prior Service. If an Affiliate adopts the Plan in accordance with subsection (a), or if any persons become Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Company shall determine to what extent, if any, previous service with the Affiliate or acquired business shall be recognized under the Plan.

(c)	Withdrawal by Affiliate. Any Employer may withdraw its participation in the Plan on appropriate action by it. In addition, an Employer will automatically cease to participate in the Plan from and after the date it ceases to be an Affiliate. In either event, the benefits under the Plan will be earned with respect that Employer’s participation in the Plan shall be determined by the Committee. Benefits payable to Employees employed by the withdrawing Employer shall be payable to such Employees when due under the Plan, but such Employees shall not be considered Eligible Employees from and after the date of withdrawal by their Employer.

Section 10.1

Article 10. Miscellaneous Provisions

10.1 Good-Faith Valuation Binding

In determining the Participant’s vested Account Value, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

10.2 Taxation

It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Employers nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Employers to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code section 409A and related Treasury Regulations and the Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. When benefits are paid hereunder, it is the intention of the Company that they shall be deductible by the Employers under Code section 162.

10.3 Withholding

All distributions shall be net of any applicable federal, state, or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Company or any Affiliate may withhold from a Participant’s currently payable salary, bonus, or other compensation any applicable federal, state, or local income or employment taxes that may be due upon accruing benefits under the Plan.

10.4 Offset for Obligations to the Company or an Affiliate

Notwithstanding anything in the Plan to the contrary, if a Participant or Beneficiary has any outstanding obligation to the Company or any Affiliate (whether or not such obligation is related to the Plan), the Committee may cause the amount payable to such Participant or Beneficiary to be reduced and offset by, and to be applied to satisfy, the amount of such obligation; provided, the offset is not in excess of $5,000 for any tax year (determined based on the tax year of the Company and Affiliates) and the offset occurs at the same time as the outstanding obligation to the Company or any Affiliate is due.

10.5 No Enlargement of Employment Rights

This Plan is strictly a voluntary undertaking on the part of the Company and the Employers and shall not be deemed to constitute a contract between the Employers and any Employee or Participant, Beneficiary, or alternate payee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in this Plan or any modification of the same or act done in pursuance hereof shall be construed as giving any person any legal or equitable right against the Employer, unless specifically provided herein, or as giving any person a right to be retained in the employ of the Employer. All Participants shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.

Section 10.6

10.6 Non-Alienation

(a)	Except as otherwise permitted by the Plan, no benefit payable at any time under the Plan shall be subject to the debts or liabilities of a Participant or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Except as provided in this Plan section, no benefit under the Plan shall be subject in any manner to attachment, garnishment, or encumbrance of any kind.

(b)	Payment may be made from a Participant’s vested Account to an alternate payee, pursuant to a domestic relations order.

(1)	The Committee shall establish reasonable written procedures for reviewing court orders made, pursuant to state domestic relations law (including a community property law), relating to child support, alimony payments, or marital property rights of a Spouse, child, or other dependent of a Participant and for notifying Participants and alternate payees of the receipt of such orders and of the Plan’s procedures for determining if the orders are approved domestic relations orders and for administering distributions under domestic relations orders.

(2)	Except as may otherwise be required by applicable law, such domestic relations orders may not require a retroactive transfer of all or part of a Participant’s Account.

10.7 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company or any Affiliate.

10.8 Incompetency

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent or a minor, for whom a guardian or other person legally vested with the care of his person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid instead to the guardian of such person or to the person having custody of such person, without further liability on the part of an Employer for the amount of such payment to the person on whose account such payment is made.

10.9 Notice of Address

Each person entitled to benefits from the Plan must file with the Committee or its agent, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will

Section 10.10

be binding upon him for all purposes of the Plan, and neither the Committee nor the Company shall be obliged to search for or ascertain his whereabouts.

10.10 Data

All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, including information concerning marital status, as the Committee considers necessary or desirable for the purpose of administering the Plan.

10.11 Service of Legal Process

The General Counsel of the Company is hereby designated agent of the Plan for the purpose of receiving service of summons, subpoena, or other legal process.

10.12 Qualified Military Service

Notwithstanding any provision of this Plan to the contrary and to the fullest extent permitted under Treasury Regulations section 1.409A-2(a)(15), the election requirements under this Plan shall be deemed satisfied to the extent that an election is provided to the Participant to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended.

10.13 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

In Witness Whereof, the undersigned, duly authorized by the Board, has caused this instrument to be executed on August 4, 2011, but effective as of January 1, 2012.

By:	/s/ Barbara Kellams
Barbara A. Kellams
Vice-President – Counsel
The Walt Disney Company